EXHIBIT 99.1

Inuvo, Inc. Reports 82% Increase in First Quarter Revenue to $15.9 Million

CONWAY, AR, May 9, 2013 -- Inuvo, Inc. (NYSE MKT: INUV) (the "Company" or "Inuvo"), an Internet marketing and technology company that develops consumer applications and delivers targeted advertisements onto websites reaching desktop and mobile, today announced revenue for the first quarter of 2013 increased 82% to $15.9 million compared to the same period of 2012. Adjusted EBITDA was $1.4million, a six fold increase, compared to the first quarter of 2012. The Company improved gross profit by 147% to $8.4 million from $3.4 million in the prior year, increasing gross profit as a percent of revenue to 53% in the first quarter of 2013 compared to 39% in the first quarter of 2012. As a result, the net loss was materially reduced to $291 thousand from $1.9 million over that same period.

"Revenue, margins, expenses, debt and income were all improved within the quarter and as a result, we are very pleased with the progress we have made so far this year,” stated Richard Howe, Chairman and Chief Executive Officer of Inuvo. “As we look ahead, we see growth opportunity across our segments but in particular, our expansion into mobile offers the most significant upside.”

First Quarter 2013 Highlights
●	Net revenue of $15.9 million, increased $7.2 million or 82% compared to the first quarter of 2012.
●	Gross profit of $8.4 million, increased 147% compared to $3.4 million in the first quarter of 2012.
●	Adjusted EBITDA, a non-GAAP measure, increased to $1.4 million compared to $212 thousand in the first quarter of 2012.
●	Net revenue for the Network segment was $10.8 million and gross profit was $3.7million, an increase of 69% and 151% from the first quarter of 2012, respectively.
●	Net revenue for the Applications segment was $5.1 million and gross profit was $4.7million compared to $2.4 million net revenue and $1.9 million gross profit in first quarter 2012.

The Company's consolidated financial statements as of March 31, 2013 include the financial results of its Vertro subsidiary from March 2012 forward; prior year periods do not contain financial results of the Vertro subsidiary. In addition, after combining operations, management has modified the reported operating segments into two segments; Network and Applications, rather than the former three segments; Software Search, Publisher, and Partner Programs. The Partner Programs segment is absorbed into the other two segments for all periods presented.

Three-month financial results for the period ended March 31, 2013
Net revenues for the three months ended March 31, 2013, were $15.9 million, up 82% compared to the three months ended March 31, 2012. Gross profit increased 147% to $8.4 million in the three months ended March 31, 2013 compared to the same period of 2012. Growth in the quarter was driven primarily via the Network segment, where revenue increased to $4.4 million, a 69% improvement over the same period in 2012. Net revenue from the Applications segment was $5.1 million, or 32% of total net revenues.

For the quarter ended March 31, 2013, Adjusted EBITDA, a non-GAAP measure, increased to $1.4 million compared to $212 thousand in the first quarter of 2012. The Company reported a net loss of approximately

$291 thousand, or less than $0.02 per share loss, for the three months ended March 31, 2013, compared to a net loss of $1.9 million, or $0.13 per share loss, for the corresponding period last year.

Balance Sheet as of March 31, 2013
Cash and cash equivalents totaled $3.2 million at March 31, 2013. Current assets and total assets were $9.1 million and $28.2 million, respectively and current liabilities and total liabilities were $13.2 million and $24.1 million, respectively, as of March 31, 2013. Borrowings under our bank line of credit were reduced to $6.9 million from $7.8 million at December 31, 2012. Shareholder’s equity was approximately $4.1 million.

Conference Call Information
Date: Thursday, May 9, 2013
Time: 4:15 p.m. EDT
Domestic Dial-in number: 1-877-941-2069
International Dial-in number: 1-480-629-9713
Live webcast: http://public.viavid.com/index.php?id=104644

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through Thursday May 23, 2013. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 4618339 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV ), an internet marketing and technology company that develops consumer applications that make using the Internet easier and delivers targeted advertisements onto websites owned by partners and the company. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2012. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Alliance Advisors, LLC.
Chris Camarra, 212-398-3487
ccamarra@allianceadvisors.net

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2013 (Unaudited)	December 31, 2012
Assets
Current assets
Cash	$3,225,778	$3,381,018
Restricted cash	—	301,158
Accounts receivable, net	5,346,554	5,400,290
Unbilled revenue	36,179	58,219
Intangible assets - current, net of accumulated amortization	—	328,665
Prepaid expenses and other current assets	503,499	467,957
Total current assets	9,112,010	9,937,307

Property and equipment, net	1,956,719	2,110,771
Goodwill	5,760,808	5,760,808
Intangible assets	10,919,829	11,138,330
Other assets	444,530	182,387
Total assets	$28,193,896	$29,129,603

Liabilities and Stockholders’ Equity
Current liabilities
Term and credit notes payable - current portion	$1,333,333	$1,333,333
Accounts payable	8,711,403	10,196,930
Accrued expenses and other current liabilities	3,111,375	1,872,722
Total current liabilities	13,156,111	13,402,985

Deferred tax liability	4,016,000	4,099,000
Term and credit notes payable - long term	5,555,555	6,488,889
Other long-term liabilities	1,377,377	932,377
Total liabilities	24,105,043	24,923,251

Total stockholders' equity	4,088,853	4,206,352
Total liabilities and stockholders' equity	$28,193,896	$29,129,603

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net revenue	$15,919,779	$8,767,149
Cost of revenue	7,480,868	5,347,751
Gross profit	8,438,911	3,419,398
Operating expenses
Search costs	4,692,889	1,843,057
Compensation	1,993,325	1,296,565
Selling, general and administrative	2,144,831	1,985,463
Total operating expenses	8,831,045	5,125,085
Operating loss	(392,134)	(1,705,687)
Interest expense, net	(106,669)	(166,701)
Loss from continuing operations before taxes	(498,803)	(1,872,388)
Income tax benefit	83,000	—
Net loss from continuing operations	(415,803)	(1,872,388)
Net income (loss) from discontinued operations	125,093	(1,709)
Net loss	(290,710)	(1,874,097)

Other comprehensive income
Foreign currency revaluation	3	5,156
Total comprehensive loss	$(290,707)	$(1,868,941)

Per common share data
Basic and diluted
Net loss from continuing operations	$(0.02)	$(0.13)
Net income from discontinued operations	0.01	—
Net loss	$(0.01)	$(0.13)
Weighted average shares (basic and diluted)	23,252,095	14,431,201

INUVO, INC.
SELECTED DATA BY SEGMENT
(unaudited)

	Three Months Ended March 31,
	2013	2012
Net Revenue:
Network	$10,793,085	$6,384,088
Applications	5,126,694	2,383,061
Total net revenue	15,919,779	8,767,149

Gross Profit:
Network	3,719,680	1,482,947
Applications	4,719,231	1,936,451
Total gross profit	$8,438,911	$3,419,398

INUVO, INC.
RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Loss from continuing operations before taxes	$(498,803)	$(1,872,388)
Interest expense, net	106,669	166,701
Depreciation	705,467	329,849
Amortization	547,166	956,203
Stock-based compensation	189,993	195,419
Accrued severance	316,161	-
Merger costs	-	436,452
Adjusted EBITDA	$1,366,653	$212,236

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net loss from continuing operations plus (i) interest expense, net, (ii) provision for taxes, (iii) depreciation and amortization, (iv) stock based payments, (v) indirect costs incurred during the merger with Vertro and (vi) the accrual of severance expense related to the relocation to Arkansas. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.